EXHIBIT 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into and to become effective on the 18th day of October, 2005 (the “Effective Date”), by and between RUSSELL CORPORATION, a Delaware corporation (the “Company”), and JOHN F. WARD (the “Executive”).

R E C I T A L S:

WHEREAS, the Company and its affiliates are engaged in the athletic and sporting goods industry. The Executive is experienced in, and knowledgeable concerning, the athletic and sporting goods industry. The Company desires to continue to employ the Executive as Chief Executive Officer and Chairman of the Board, and the Executive desires to continue to be employed by the Company in that capacity;

WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated as of April 1, 2001, which was subsequently amended effective May 21, 2003 and which has a term through and including March 31, 2006; and

WHEREAS, the Company and the Executive desire to amend and restate that Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE 1. EMPLOYMENT OF EXECUTIVE. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts such employment for the period stated in Article 3 of this Agreement.

ARTICLE 2. POSITION, RESPONSIBILITIES AND DUTIES.

2.1 Position and Responsibilities. During the Term (as defined in Article 3.1), the Executive shall serve as Chief Executive Officer and Chairman of the Board of Directors (pursuant to Article 2.3) of the Company on the conditions herein provided. The Executive shall have overall executive authority and responsibility for the Company and its subsidiaries, with all officers, employees, and consultants of the Company and its subsidiaries reporting directly (or indirectly through subordinates designated by the Executive) to the Executive. The Executive shall provide such executive services in the management of the Company’s business not inconsistent with his position and the provisions of Article 2.2 as shall be assigned to him from time to time by the Board of Directors of the Company (the “Board”).

2.2 Duties. During the Term and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote his full business time, attention, skill, energies and efforts to the faithful performance of his duties hereunder and to the business and affairs of the Company and any subsidiary or affiliate of the Company, such duties being those customary to executives at the same level in companies of similar size. The Executive shall work to maximize shareholder value while being sensitive to the impact on employees and communities. Notwithstanding the foregoing, the duties of the Executive shall not be expanded or diminished without the Executive’s prior approval.

2.3 Title. The Executive shall be Chief Executive Officer and Chairman of the Board of Directors of the Company, with the Board of Directors to elect, re-elect, and appoint the Executive to those offices throughout the Term.

2.4 Other Activities. Notwithstanding any other provision herein to the contrary, the Executive may serve on corporate, civic, and/or charitable boards or committees as he deems appropriate.

ARTICLE 3. TERM.

3.1 Term of Employment. The term (“Term”) of the Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until the earliest to occur of the following dates (the “Termination Date”): (a) March 31, 2009 or, if later, the third anniversary of the Change of Control (as defined below); (b) the date of death of the Executive; (c) the Disability Effective Date (as defined in Article 7.1) in the event of “Total Disability” of the Executive (as defined in Article 7.4); (d) the effective date of a termination by the Company, including any termination by the Company for Cause (as defined in and pursuant to Articles 3.2 and 3.5); or (e) the effective date of the Executive’s resignation, including but not limited to termination by the Executive for Good Reason (as defined in and pursuant to Articles 3.3 and 3.5).

3.2 Termination for Cause; Automatic Termination.

(a) The Company may terminate Executive’s employment for Cause solely in accordance with all of the substantive and procedural provisions of this Article 3.2.

(b) For purposes of this Agreement, “Cause” means any one or more of the following:

(i) Executive’s conviction of a felony other than those felonies involving use of an automobile in violation of any vehicle statute and excluding any liability which is based on acts of the Company for which Executive is responsible solely as a result of his office(s) with the Company, provided that (A) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (B) he did not have a reasonable basis to believe that a law was being violated by such acts;

(ii) Final determination (which for purposes of this paragraph shall mean the exhaustion of all available remedies and appeals by the Executive or the Executive’s refusal to pursue such remedies and appeals) in any action the effect of which is to permanently enjoin Executive from fulfilling his duties under this Agreement;

(iii) Executive’s willful or intentional material breach of the Agreement;

Provided, however, that for purposes of clauses (i), (ii), and (iii), Cause shall not include any one or more of the following:

(A) bad judgment or negligence;

(B) any act or omission believed by Executive in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled);

(C) any act or omission with respect to which a determination could properly have been made by the Board that Executive met the applicable standard of conduct for indemnification or reimbursement under the Company’s by-laws, any applicable indemnification agreement, or applicable law, in each case in effect at the time of such act or omission; or

(D) any act or omission with respect to which the Company gives Executive a Notice of Consideration (as defined below) more than six months after the earliest date on which any member of the Board, not a party to the act or omission, knew or should have known of such act or omission; and

further provided that, if a breach of this Agreement involved an act, or a failure to act, which was done, or omitted to be done, by Executive in good faith and with a reasonable belief that Executive’s act, or failure to act, was in the best interests of the Company or was required by applicable law or administrative regulation, such breach shall not constitute Cause if, within thirty (30) days after Executive is given written notice of such breach that specifically refers to this Article, Executive cures such breach to the fullest extent that it is curable.

(c) The Company shall strictly observe each of the following procedures in connection with any termination of employment for Cause:

(i) The issue of determining whether Executive’s acts or omissions satisfy the definition of “Cause” herein and, if so, whether to terminate Executive’s employment for Cause shall be raised and discussed at a meeting of the Board.

(ii) Not less than thirty (30) days prior to the date of such meeting the Company shall provide Executive and each member of the Board written notice (a “Notice of Consideration”) of (A) a detailed description of the acts or omissions alleged to constitute Cause, (B) the date, time and location of such meeting of the Board, and (C) Executive’s rights under clause (iii) below.

(iii) Executive shall have the opportunity to appear before the Board at such meeting in person and, at Executive’s option, with or without legal counsel, and to present to the Board a written and/or oral response to the Notice of Consideration.

(iv) Executive’s employment may be terminated for Cause only if (A) the acts or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause as defined in this Article 3.2, (B) the Board makes a specific determination to such effect and to the effect that Executive’s employment should be terminated for Cause and (C) the Company thereafter provides Executive with a Notice of Termination pursuant to Article 3.5 which specifies in specific detail the basis of such termination of employment for Cause and which Notice shall be based upon one or more of the acts or omissions set forth in the Notice of Consideration. The Board’s determination specified in clause (B) of the preceding sentence shall require the affirmative vote of at least 75% of the members of the Board.

(d) In the event that the Company terminates Executive’s employment for Cause upon an Imminent Change Date (as defined below) or on or after a Change of Control (as defined below) and the issue of whether Executive was properly terminated for Cause becomes a disputed issue in any action or proceeding between the Company and Executive, the Company shall, notwithstanding the determination referenced in clause (iv) of Article 3.2(c), have the burden of establishing by clear and convincing evidence that the actions or omissions specified in the Notice of Termination did in fact occur, do constitute Cause, were the basis for Executive’s termination and that the Company has, in each and every respect, satisfied the procedural requirements of Article 3.2(c).

(e) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Beneficial Owner” has the meaning specified in Rule 13d-3 of the Securities and Exchange Commission (“SEC”) under the Exchange Act (as defined below).

(ii) “Change of Control” means any one or more of the following:

(A) any person (as such term is used in Rule 13d-5 of the SEC under the Securities Exchange Act of 1934 (“Exchange Act”) or group (as such term is defined in Section 3(a)(9) and 13(d)(3) of the Exchange Act), other than a Subsidiary (as defined below), any employee benefit plan (or any related trust) of the Company or any of its Subsidiaries or any Excluded Person (as defined below), becomes the Beneficial Owner (as defined above) of 20% or more of the common stock of the Company or of Voting Securities (as defined below) representing 20% or more of the combined voting power of the Company (such a person or group, a “20%

Owner”), except that (1) no Change of Control shall be deemed to have occurred solely by reason of such beneficial ownership by a corporation with respect to which both more than 70% of the common stock of such corporation and Voting Securities representing more than 70% of the aggregate voting power of such corporation are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the common stock and Voting Securities of the Company immediately before such acquisition in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of the Company, as the case may be, and such corporation shall not be deemed a 20% Owner and (2) if any person or group owns 20% or more but less than 30% of the common stock of the Company or of the voting power of the Voting Securities and such person or group has a “No Change of Control Agreement” (as defined below) with the Company, no Change of Control shall be deemed to have occurred solely by reason of such ownership for so long as the No Change of Control Agreement remains in effect and such person or group is not in violation of the No Change of Control Agreement; or

(B) the Incumbent Directors (as defined below) (determined using the date of this Agreement as the baseline date) cease for any reason to constitute at least two-thirds of the directors of the Company then serving; or

(C) approval by the stockholders of the Company of a merger, reorganization, consolidation, or similar transaction, or a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of the Company or a plan of liquidation of the Company (any of the foregoing transactions, a “Reorganization Transaction”) which, based on information included in the proxy and other written materials distributed to the Company’s stockholders in connection with the solicitation by the Company of such stockholder approval, is not expected to qualify as an Exempt Reorganization Transaction (as defined below); or

(D) the consummation by the Company of a Reorganization Transaction that for any reason fails to qualify as an Exempt Reorganization Transaction as of the date of such consummation, notwithstanding the fact that such Reorganization Transaction was expected to so qualify as of the date of such stockholder approval.

A person or group shall be deemed to have a “No Change of Control Agreement” for so long as the person or all members of the group have executed a legal, binding and enforceable agreement with the Company which provides that: (1) such person or group shall be bound by the agreement for the time period of not less than five (5) years from its date of execution; (2) such person or group shall not acquire beneficial ownership or voting control equal to a percentage of the common stock of the Company or the voting power of the Voting Securities which exceeds a percentage specified in the agreement which percentage shall in all events be less than 30%; (3) such person or group may not designate for election as directors a number of directors in excess of 30% of the number of directors on the Board; and (4) such person or group shall vote the common stock of the Company and Voting Securities in all matters in the manner directed by the majority of the Incumbent Directors. If any agreement described in the preceding sentence is violated by such person or group or is amended in a fashion such that it no longer satisfies the requirements of the preceding sentence, such agreement shall, as of the date of such violation or amendment, be treated for purposes hereof as no longer constituting a No Change of Control Agreement.

Notwithstanding the occurrence of any of the foregoing events, a Change of Control shall not occur with respect to Executive if, in advance of such event, the Executive agrees in writing that such event shall not constitute a Change of Control.

(iii) “Excluded Person” means any Person who, along with such Person’s Affiliates and Associates (as such terms are defined in Rule 12b-2 of the General Rules and Regulations Under the Exchange Act), is the Beneficial Owner of 15% or more of the common stock of the Company or of the Voting Securities of the Company outstanding as of the date of this Agreement, provided that such Person, including such Person’s Affiliates and Associates, does not acquire, after the date of this Agreement, additional common stock or Voting Securities of the Company in excess of 1% of the then outstanding common stock or Voting Securities, exclusive of (A) common stock or Voting Securities acquired by such Person and such Person’s Affiliates and Associates as a result of stock dividends, stock splits, recapitalizations or similar transactions in which the Company did not receive any consideration for issuing the shares in question or as a result of repurchases of stock by the Company; (B) common stock or Voting Securities acquired by such Person and such Person’s Affiliates and Associates as a result of gifts, devises, bequests and intestate succession; and (C) common stock or Voting Securities acquired by such Person and such Person’s Affiliates and Associates as a result of participation by such Person and such Person’s Affiliates and Associates in any dividend reinvestment plan, stock option plan or other similar plan or arrangement of the Company.

(iv) “Exempt Reorganization Transaction” means a Reorganization Transaction which results in the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of the Company immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners of both more than 70% of the then-outstanding common stock of the Surviving Corporation (as defined below) and Voting Securities representing more than 70% of the aggregate voting power of the Surviving Corporation, in substantially the same respective proportions as such Persons’ ownership of the common stock and Voting Securities of the Company immediately before such Reorganization Transaction.

(v) “Imminent Change Date” means any date on which one or more of the following occurs: (A) a presentation to the Company’s stockholders generally or any of the Company’s directors or executive officers of a proposal or offer which, if consummated, would be a Change of Control, (B) the public announcement (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) of a proposal or offer which if consummated would be a Change of Control, or (C) such proposal or offer remains effective and unrevoked.

(vi) “Incumbent Directors” means, as of any specified baseline date, individuals then serving as members of the Board who were members of the Board as of the date immediately preceding such baseline date; provided that any subsequently-appointed or elected member of the Board whose election, or nomination for election by stockholders of the Company or the Surviving Corporation, as applicable, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall also thereafter be considered an Incumbent Director, unless the initial assumption of office of such subsequently-elected or appointed director was in connection with (A) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (B) a “tender offer” (as such term is used in Section 14(d) of the Exchange Act), (C) a proposed Reorganization Transaction, or (D) a request, nomination or suggestion of any Beneficial Owner of Voting Securities representing 15% or more of the aggregate voting power of the Voting Securities of the Company or the Surviving Corporation, as applicable (excluding any Beneficial Owner who is subject to and not in violation of a No Change of Control Agreement both on the date of any such request, nomination or suggestion and on the date of such Director’s election or appointment).

(vii) “Parent Corporation” means a corporation which owns 50% or more of the common stock or Voting Securities of any corporation and any other corporation which owns any corporation which is in an unbroken chain of corporations each of which owns successively in an unbroken chain of corporations which includes the subject corporation.

(viii) “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

(ix) “Subsidiary” means with respect to any Person (A) any corporation of which more than 50% of the Voting Securities are at the time, directly or indirectly, owned by such Person and (B) any partnership or limited liability company in which such Person has a direct or indirect interest (whether in the form of voting power, participation in profits or capital contribution) of more than 50%.

(x) “Surviving Corporation” means the corporation resulting from a Reorganization Transaction and any Parent Corporation of such corporation.

(xi) “Voting Securities” of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation, but not including any other class of securities of such corporation that may have voting power by reason of the occurrence of a contingency which contingency has not occurred.

3.3 Good Reason.

(a) During the Term, Executive may terminate his employment for Good Reason in accordance with the substantive and procedural provisions of this Article. For purposes of this Agreement, Good Reason means the occurrence of any one or more of the following actions or omissions that, unless otherwise specified, occurs during the Term of the Agreement:

(i) any failure to pay Executive’s Base Salary or annual bonus in violation of Article 4 of the Agreement or any failure to increase Executive’s Base Salary to the extent, if any, required by Article 4.1;

(ii) any failure by the Company to comply with any provision of Articles 2 (including, but not limited to, failure by the Company or the Company’s shareholders to reelect or reappoint Executive as Chief Executive Officer and Chairman of the Board), 4, 5, 6, 8, 9 or 10 of the Agreement;

(iii) any material modification in Executive’s position (including offices, titles, reporting requirements or responsibilities), authority, duties or other terms and conditions of Executive’s employment;

(iv) requiring Executive to be based at any office or location other than the Atlanta, Georgia metropolitan area;

(v) any material breach of this Agreement by the Company;

(vi) any termination of employment by the Company that purports to be for Cause, but is not in full compliance with all of the substantive and procedural requirements of this Agreement (any such purported termination shall be treated as a termination of employment without Cause for all purposes of this Agreement);

(vii) the failure at any time of a successor to the Company or a Parent Corporation of a successor to the Company explicitly to assume and agree to be bound by this Agreement; or

(viii) a termination of employment by Executive for any reason or no reason at any time during the twenty-four-month period commencing immediately following the date of a Change of Control.

(b) In the event Executive determines there is Good Reason to terminate, Executive shall notify the Company of the events constituting such Good Reason by a Notice of Termination pursuant to Article 3.5. A delay in the delivery of such Notice of Termination or a failure by Executive to include in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive under this Agreement or preclude Executive from asserting such fact or circumstance in enforcing rights under this Agreement; provided, that no act or omission by the Company shall qualify as Good Reason if Executive’s termination of employment occurs more than twelve (12) months after Executive first obtains actual knowledge of such act or omission.

(c) If the Termination Date occurs on or after a Change of Control and during any portion of the Term, any reasonable determination by Executive that any of the events specified in the definition of Good Reason, has occurred and constitutes Good Reason shall be conclusive and binding for all purposes unless the Company establishes by clear and convincing evidence that Executive did not have any reasonable basis for such determination.

(d) In the event that the Company on or after a Change of Control conceals any act or omission by the Company that occurs during the Term and qualifies as Good Reason, any subsequent termination of employment (whether by the Company or by Executive and regardless of the circumstances of such termination) that occurs at any time after such act or omission shall conclusively be deemed to be a termination of employment by Executive for Good Reason, notwithstanding any provision of this Agreement to the contrary.

(e) If Executive has a termination of employment during the Imminent Change Period (as defined below) and a Change of Control occurs within six (6) months of such termination of employment, the provisions of this Article 3.3 and the other provisions of this Agreement shall be applied in the same manner and to the same extent as if the termination of employment had occurred after the date of a Change of Control. During the Imminent Change Period, if Executive terminates his employment for reasons that would constitute Good Reason during the Term, Executive shall terminate in accordance with the procedures set forth in this Article 3.3.

(f) “Imminent Change Period” means the period commencing on the Imminent Change Date and ending on the earlier to occur of (i) a Change of Control or (ii) the date the offer or proposal for a Change of Control is no longer effective or has been revoked.

3.4 Retirement. Upon the Termination Date hereof (including but not limited to any termination of the Executive’s employment due to death of the Executive or Total Disability (as defined in Article 7.4) of the Executive or either by the Company (whether or not for Cause) or the Executive (with or without Good Reason)), said termination of employment shall be treated as retirement of the Executive for the purpose of all Company Plans (as defined in Article 6.1) and benefits. For purposes of the Company’s defined benefit retirement plan and its Supplemental Executive Retirement Plan (“SERP”), each year (or portion thereof) of the Executive’s employment with the

Company from January 1, 1998 through the effective Termination Date shall count and serve as two (2) years of employment pursuant to the SERP program implemented by the Company in the year 2000, which program was retroactive to January 1, 1998. The provisions and rights of the Executive as enumerated under this Article 3.4 upon any said termination of employment are in addition to any and all other rights and benefits to which the Executive is entitled (or those in which the Executive is otherwise vested or which the Executive has otherwise earned) under the terms of this Agreement (including but not limited to those rights described in Articles 5, 6, 11 and 12), the aforementioned Employment Agreement dated as of March 31, 1998 (which was subsequently amended effective November 1, 1999 and which has a term through and including March 31, 2001), the Amended and Restated Employment Agreement effective April 1, 2001; the Amendment to Amended and Restated Employment Agreement effective May 21, 2003; and/or the Amended and Restated Executive Deferred Compensation and Buyout Plan effective April 1, 2001 (or its predecessor), which is incorporated herein by reference as set forth in Article 31.

3.5 Notice of Termination. Any termination by the Executive for Good Reason or by the Company for Cause shall be communicated by Notice of Termination to the Company or the Executive, as the case may be. For purposes hereof, a “Notice of Termination” means a written notice given in accordance with Article 27 of this Agreement which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such termination of employment, and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date shall be any later date, not more than fifteen (15) days after the giving of such Notice, specified in such notice; provided, however, that if no Notice of Termination is given, the Termination Date shall be the last date on which Executive is employed by the Company.

ARTICLE 4. COMPENSATION.

4.1 Base Salary. For all services rendered by the Executive during the Term, the Company shall pay the Executive as compensation a base annual salary (the “Base Salary”), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. Effective March 1, 2005, the annual rate of the Executive’s Base Salary shall be, at a minimum, $850,000 (the “Annual Base Salary Rate”). The Executive’s Annual Base Salary Rate shall be reviewed and increased annually by the Board at the Board’s discretion (with the timing of any such increase(s) coinciding with the increase(s) of other top executives of the Company and consistent with Company policy) and, as increased, shall thereafter be the Annual Base Salary Rate of the Executive for purposes of this Agreement; provided, however, that the Executive’s Annual Base Salary Rate shall at no time be decreased without the prior written consent of the Executive.

4.2 Bonus. In addition to the Base Salary provided for in Article 4.1 and the other benefits provided for in this Agreement, the Executive shall be eligible to receive each year an annual bonus (“Annual Bonus”) in the event that the Executive achieves the performance goals set by the Board for that year in consultation with the Executive, which may include (but is not limited to) the Company achieving its reasonable financial plans and projections as set forth in its annual business plan for said year. The Executive shall be eligible for an Annual Bonus ranging from zero to 200% of his Base Salary. If the Executive achieves his threshold performance goals, such Annual Bonus shall be 50% of the Executive’s Base Salary (the “Threshold Bonus”). If the Executive achieves his target performance goals, such Annual Bonus shall be 100% of the Executive’s Base Salary (the “Target Bonus”). If the Executive achieves his maximum performance goals, such Annual Bonus shall be 200% of the Executive’s Base Salary (the “Maximum Bonus”). If the Executive achieves a level of performance which falls between either the threshold and target performance goals or the target and maximum performance goals, straight line linear interpolation shall be used to determine the Executive’s Annual Bonus for such year. The Threshold Bonus, Target Bonus or Maximum Bonus may be changed or otherwise altered if the Executive and the Company mutually agree in writing as to said change. In the event that the threshold performance goals for a year are not achieved by the Executive, no Annual Bonus will be payable for such year.

ARTICLE 5. EQUITY.

5.1 Stock Options. In addition to the Base Salary and Annual Bonus compensation provided to the Executive pursuant to Article 4, the Board, in its discretion and during the Term, may grant options to the Executive for the purchase of common stock of the Company; provided, however, that in the first quarter of each of the 2003, 2004 and 2005 calendar years, the Board was required to make an annual grant of not less than 100,000 said options to the Executive (“Minimum Annual Option Grants”). The Executive hereby acknowledges that the Company has fully satisfied its requirement of making Minimum Annual Option Grants for 2003, 2004 and 2005 calendar years by mutually acceptable alternative grants that were made by the Company prior to the Effective Date. If (a) this Agreement expires or (b) the Executive’s employment is terminated (1) because of the Executive’s death or Total Disability or (2) by the Company for any reason other than for Cause, all options heretofore granted (whether or not vested) shall immediately become vested and shall be exercisable at the Executive’s option for a period of ten (10) years from the date of the respective grant; if the Executive’s employment is terminated by the Executive for Good Reason, all options previously granted (whether or not vested) shall immediately become vested and shall be exercisable at the Executive’s option for a period of ten (10) years from the date of the respective grant; and if the Executive’s employment is terminated by the Company for Cause or by the Executive not for Good Reason, all options previously granted that are not vested as of the Termination Date shall lapse and be forfeited to the Company, with those vested options as of said Termination Date being exercisable at the Executive’s option for a period of ten (10) years from the date of the respective grant.

5.2 Restricted Stock. In addition to the Base Salary and Annual Bonus provided to the Executive pursuant to Article 4, the Board, in its discretion and during the Term, may grant restricted shares of common stock of the Company to the Executive; provided, however, that in the first quarter of calendar year 2006, the Board shall make a single grant for the award cycle 2006-2008 of not less than 45,000 shares of restricted common stock of the Company to the Executive if the Executive is employed on the grant date, which amount may be increased at the Board’s discretion based on the

Executive’s performance. Subject to the following sentence, such shares of restricted stock shall become fully vested and transferable upon the first to occur of (a) the third anniversary of the grant date if the Executive remains employed by the Company to such third anniversary, or (b) March 31, 2009 if the Executive remains employed by the Company to such date. If the Executive’s employment is terminated by reason of death, Total Disability, by the Company for any reason other than for Cause or by the Executive for Good Reason, all restrictions on such restricted shares and any other restricted stock granted to Executive shall immediately lapse; if the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, all shares of restricted common stock granted under this Article 5 or otherwise as to which the restrictions have not lapsed as of the Termination Date shall be forfeited to the Company.

5.3 Performance Shares. In addition to the Base Salary and Annual Bonus provided to the Executive pursuant to Article 4, the Board, in its discretion and during the Term, may grant performance shares to the Executive pursuant to such performance share plan (a “Performance Share Plan”) as applies to senior executive officers of the Company, as determined by the Board from time to time, subject to terms specified below in this Article 5.3; provided, however, in the first quarter of calendar year 2006, the Board shall make a single grant for the award cycle 2006-2008 of not less than 270,000 shares of common stock of the Company to Executive if Executive is employed by the Company on the grant date. Subject to the provisions of this Agreement, such performance shares shall vest or be forfeited based upon the degree to which the Executive achieves threshold, target and outstanding performance goals as determined by the Board, with not less than the specified minimum portions of such performance shares vesting as set forth in the table below; provided, however, that to the extent that the Board is contemporaneously making performance share grants to other executives of the Company, the performance goals representing threshold, target and outstanding performance will be developed based upon the goals that are established for the performance share opportunities granted to such other executives, but adjusted to reflect any differences between the length of Executive’s performance period and the length of the other executives’ performance period.

Attainment of Performance Level	Shares That Will Vest	Shares That Are Forfeited
Outstanding	270,000	0
Target	180,000	90,000
Threshold	60,000	210,000
Less than threshold	0	270,000

Except as otherwise provided by the Board in the performance share grant document, if the Executive’s performance results at the end of the applicable performance period are either between the threshold and target performance levels or between the target and outstanding performance levels, linear interpolation will be used to determine the number of performance shares that will vest.

If the Executive’s employment is terminated by reason of death, Total Disability, by the Company for any reason other than for Cause or by the Executive for Good Reason, the Executive’s performance shares which then remain outstanding and for which the applicable performance period has not ended as of the date of such termination shall immediately become vested at the target performance level and, if at the end of any such performance period, it is determined (in accordance with the Company’s equity incentive plan based on results at the end of the performance period) that the target performance goals were exceeded and the Executive would have been entitled to vesting of an additional number of performance shares in excess of target had the Executive remained employed until the end of the performance period, then the Executive shall become immediately vested in such number of additional performance shares. If Executive’s employment is terminated for reasons other than those described in this paragraph prior to the end of any performance period, all such performance shares granted for which performance periods are not yet completed shall be forfeited to the Company.

5.4 Outstanding Equity Awards. Attached as Exhibit A to this Agreement is a list of all of the Executive’s stock options grants, restricted stock grants and performance shares grants from the Company outstanding as of the Effective Date, which the Company represents and warrants is true, correct and complete.

ARTICLE 6. SUPPLEMENTAL BENEFITS.

6.1 Special Health Care Benefit. In addition to the other benefits provided for in this Agreement (including participation by the Executive and his spouse in the Company Plan (as defined herein) during the Term of this Agreement), the Executive (or his spouse if the Executive predeceases his spouse before he attains the age of 65) shall be entitled, for the period commencing on the effective Termination Date (whether by expiration of this Agreement or by termination of the Executive’s employment by either the Company or the Executive for any reason) and ending on the earlier of (i) the date of death for the survivor of the Executive and his spouse or (ii) the Executive and his spouse attaining the age of 65 (the “Coverage Period”), to participate, at the Executive’s expense (which shall be no more than and limited to the then-current expense and rate normally payable by the Company’s senior executives for purposes of coverage and benefits under the Company Plan as provided herein), in any group health plan or program (whether insured or self-insured, or any combination thereof) provided by the Company for the benefit of its active employees (the “Company Plan”). The Company, consistent with sound business practices, shall use its best efforts to provide the Executive with coverage for the Executive and his spouse under the Company Plan during the Coverage Period (and any period thereafter to the extent required by applicable state and federal law), including, if necessary, amending the applicable provisions of the Company Plan and negotiating the addition of any necessary riders to any group health insurance contract. In the event the Company is unable for whatever reason to provide the Executive and his spouse with coverage under the Company Plan, the Company, at the Executive’s expense (which shall be no more than and limited to the then-current expense and rate normally payable by the Company’s senior executives for purposes of coverage and benefits under the Company Plan as provided herein), shall provide the Executive with an individual policy of health insurance providing coverage for the Executive and his spouse (the “Individual Policy”) during the Coverage Period. The coverage to be provided to the

Executive and his spouse pursuant to this Article 6 (whether under the Company Plan or the Individual Policy) shall consist of coverage which, as of the time the coverage is being provided, is identical (or, with respect to an Individual Policy, substantially identical) to the coverage provided under the Company Plan to active employees and their dependents. Notwithstanding the foregoing, the Company shall coordinate coverage for the Executive under this Article 6 with any applicable federal or state government programs (e.g., Medicare or Medicaid) when the Executive (or his spouse) is eligible to begin receiving benefits under such program. Any premiums required to be paid for coverage of the Executive (or his spouse) under such government programs shall be paid by the Executive (or his spouse).

6.2 Life Insurance. During the Term of this Agreement, the Company shall provide and be responsible for up to an additional $16,000.00 per year for insurance and/or other benefits for the Executive and shall also be responsible for any and all subsequent, applicable inflationary increases/escalators over the Term of this Agreement as required to continue to provide and maintain said insurance and/or other benefits for the Executive. The Company shall be required, upon the Executive’s request and at his sole discretion, to convert said insurance (or other benefits) to any other benefits for the Executive (including but not limited to split life, etc.) and shall also be required, if requested by the Executive for estate planning or other purposes, to convert certain compensation (or other benefits) payable or available to the Executive (under this Agreement or otherwise) into (or to otherwise “trade” said compensation or benefits for) other benefits for the Executive (including but not limited to split life, etc.). The provisions and rights of the Executive as enumerated in this Article 6.2 are in addition to (and not in lieu of or as substitute for) any and all other rights and benefits to which the Executive is entitled (or those in which the Executive is otherwise vested or which the Executive has otherwise earned) under the terms of this Agreement, the aforementioned Employment Agreement dated as of March 31, 1998 (which was subsequently amended effective November 1, 1999 and which has a term through and including March 31, 2001), the Amended and Restated Employment Agreement effective April 1, 2001, the Amendment to Amended and Restated Employment Agreement effective May 21, 2003, and/or the Amended and Restated Executive Deferred Compensation and Buyout Plan effective April 1, 2001, which is incorporated herein by reference as set forth in Article 31.

6.3 Corporate Aircraft. During the Term of this Agreement, the Executive shall have the use of corporate aircraft for his business and personal transportation at his discretion and at no cost to him, including reasonable access for his spouse. Personal use for Executive and his spouse shall be limited to seventy-five (75) on board, in flight hours per calendar year. To the extent permitted by law, Executive shall be responsible for applicable income and other tax liabilities attributable to the Executive’s personal use of the aircraft calculated and determined under the method used prior to October 22, 2004.

6.4 Immediate Eligibility. Any delay in eligibility and any waiting period normally associated with the receipt of any of the benefits provided for by this Agreement shall be waived and the Executive (and his spouse where applicable) shall be eligible to receive benefits as of the Effective Date as if such delays and waiting periods have been satisfied. Notwithstanding the foregoing, this Article 6.4 shall not apply to the qualified retirement plans of the Company if waiving the eligibility requirements or any associated waiting periods would cause a violation under the Employee Retirement Income Security Act of 1974 (“ERISA”).

ARTICLE 7. DISABILITY BENEFITS.

7.1 Termination on Total Disability. The Company may only terminate the Executive’s employment because of Executive’s Total Disability (as defined below) by giving Executive or his legal representative, as applicable, (a) written notice in accordance with Article 27 of the Company’s intention to terminate Executive’s employment pursuant to this Article 7.1 and (b) a Certification (as defined in Article 7.4). Executive’s employment shall terminate effective on the 30th day (the “Disability Effective Date”) after Executive’s receipt of such notice unless, before the Disability Effective Date, Executive shall have resumed the full-time performance of Executive’s duties.

7.2 Disability Benefits. If the Company terminates Executive’s employment by reason of Executive’s Total Disability during the Term, the Company’s sole obligation to Executive under Articles 2, 4 and 11 (other than Article 11.1) shall be as follows:

(a) to pay Executive, in addition to all vested rights arising from Executive’s employment as specified in Article 9, a lump-sum cash amount equal to all Accrued Obligations (as defined in Article 11.2(c)(i)) determined as of the Termination Date,

(b) to continue Executive’s Base Salary for a period of 180 days following the last day of the Termination Month (as defined in Article 11.1), and

(c) if the Termination Date is on or after a Change of Control, to provide Executive disability and other benefits after the Termination Date that are not less than the most favorable of such benefits then available under this Agreement, Company Plans to disabled peer executives of the Company or, if more favorable, those such benefits provided by the Company at any time during the 12-month period immediately preceding the date of the Change of Control.

7.3 Other Benefits. The rights of the Executive as enumerated under this Article 7 upon any said termination of employment in the event of Total Disability of Executive (which shall be treated as retirement for purposes of all Company Plans and benefits) are in addition to any and all other rights and benefits to which the Executive is entitled (or those in which the Executive is otherwise vested or which the Executive has otherwise earned), under the terms of this Agreement (including but not limited to those rights described in Articles 5, 6, 11 and 12), the aforementioned Employment Agreement dated as of March 31, 1998 (which was subsequently amended effective November 1, 1999 and which has a term through and including March 31, 2001), the Amended and Restated Employment Agreement effective April 1, 2001, the Amendment to Amended and Restated Employment Agreement effective May 21, 2003, and/or the Amended and Restated Executive Deferred Compensation and Buyout Plan effective April 1, 2001, which is incorporated herein by reference as set forth in Article 31.

7.4 Definition of Total Disability. For purposes of this Agreement, “Total Disability” means any medically determinable physical or mental impairment that has lasted for a continuous period of not less than six (6) months and can be expected to be permanent or of indefinite duration, and that renders Executive unable to perform the duties required under the Agreement. Such determination shall be made by written certification (“Certification”) of Executive’s Total Disability by a physician jointly selected by the Company and the Executive; provided that if the Company and Executive cannot reach agreement on the physician, the Certification shall be by a panel of physicians consisting of one physician selected by the Company, one physician selected by the Executive and a third physician jointly selected by those two physicians.

ARTICLE 8. REIMBURSEMENT OF EXPENSES, OFFICE AND SECRETARIAL ASSISTANCE. The Company recognizes that the Executive will incur, from time to time, expenses for the benefit of the Company and in furtherance of the Company’s business, including, but not limited to, expenses for entertainment, travel and other business expenses. The Executive shall be reimbursed for all said expenses in accordance with the Company’s policy and practice applicable thereto. In the event of the termination of the Executive’s employment for any reason, the Company shall reimburse the Executive (or in the event of death, his personal representative) for expenses incurred by the Executive on behalf of the Company prior to the Termination Date to the extent such expenses have not been previously reimbursed by the Company. Moreover, the Company agrees that, during the Term of this Agreement, the Executive shall be provided, at the Company’s expense and under applicable policies of the Company, a fully furnished office at the Company’s Atlanta, Georgia headquarters, accompanying office, voice-mail, e-mail, access, and other privileges, adequate secretarial and administrative assistance, and all other similar privileges and/or rights (as may be requested by the Executive), as are consistent with the Executive’s position and duties and as are customary to executives at the same level in companies of similar size.

ARTICLE 9. OTHER EMPLOYEE BENEFITS. During the Term of this Agreement, the Executive shall be entitled to participate in any and all additional retirement, health, disability, life insurance, long-term disability insurance, long-term incentive plans, nonqualified deferred compensation and tax-qualified retirement plans or any other plans or benefits offered by the Company to its senior executives generally, if and to the extent the Executive is eligible to participate in accordance with the terms and provisions of any such plan or benefit program. Notwithstanding the foregoing, all vesting periods under all Company benefit plans shall be waived (except where waiving such period would violate ERISA) and the Executive, upon termination of employment for any reason before the age of retirement under those plans, shall be considered to have attained the minimum retirement age provided in those plans.

Any and all such other employee benefits and/or plans are in addition to (and not in lieu of or as a substitute for) any and all other rights and benefits to which the Executive is entitled (or those in which the Executive is otherwise vested or which the Executive has otherwise earned) under the terms of this Agreement, the aforementioned Employment Agreement dated as of March 31, 1998 (which was subsequently amended effective November 1, 1999 and which has a term through and including March 31, 2001), the Amended and Restated Employment Agreement effective April 1, 2001, the Amendment to Amended and Restated Employment Agreement effective May 21, 2003, and/or the Amended and Restated Executive Deferred

Compensation and Buyout Plan effective April 1, 2001, which is incorporated herein by reference as set forth in Article 31. Nothing in this Article 9 is intended, or shall be construed, to require the Company to institute any particular plan, program or benefit.

ARTICLE 10. VACATION. During the Term of this Agreement, the Executive shall be entitled to a minimum four (4) weeks of paid vacation during each employment year.

ARTICLE 11. TERMINATION COMPENSATION.

11.1 Monthly Compensation. Upon the effective Termination Date (whether by expiration of this Agreement or by termination of the Executive’s employment by either the Company or the Executive for any reason), the Executive shall be entitled to continue to receive his Base Salary through the last day of the month in which the Termination Date occurs (the “Termination Month”).

11.2 Compensation and Benefits Continuance.

(a) In addition to the compensation provided for in Article 11.1, in the event prior to a Change of Control the Executive’s employment is terminated by the Executive for Good Reason or by the Company for any reason other than for Cause, the Executive (or, in the event of his subsequent death, his designated beneficiary) shall receive a lump sum amount in immediately payable funds equal to the discounted present value (determined as set forth below) of payments over a three (3) year period in equal installments at each normal payroll date of a total amount equal to the sum of (A) and (B), where (A) equals three times the Executive’s then current Base Salary and (B) equals three times the higher of (x) that Target Bonus for the year in which the effective date of said termination or expiration occurs, which Target Bonus cannot (pursuant to Article 4.2) be less than 100% of the Executive’s then Base Salary, or (y) the Annual Bonus for the year in which the Executive’s termination of employment occurs that the Executive would have received if he remained employed with the Company through the end of such year; provided, that, at the time of the Executive’s termination under this Article 11.2(a), the amount payable under (B) above shall be based on the Executive’s Target Bonus and, if the Annual Bonus amount is determined to be higher (based on year-end performance results), then such additional amount owed to the Executive in excess of the Target Bonus shall be payable at the same time annual bonuses are paid to other executives of the Company. The discounted present value (described above) shall be determined by using an interest rate as of the Termination Date equal to the rate of interest on two (2) year U.S. Treasury notes. During the three (3) year period commencing on the Termination Date, the Executive shall continue to participate in all employee benefit plans or programs of the Company (as described in Articles 6 and 9), except where doing so would violate ERISA; provided, however, that those Company Plan/health care benefits enumerated under Article 6.1 shall not be limited to said three (3) year period but shall be provided in accordance with and for that period of time specified in Article 6.1.

(b) In addition to the compensation provided for in Article 11.1, in the event the Executive terminates his employment via resignation for any reason other than Good Reason, the Executive shall receive all other compensation, benefits, and/or consideration to which he was entitled or which was earned by or vested in the Executive (whether under the terms of this Agreement, the aforementioned Employment Agreement dated as of March 31, 1998 (which was subsequently amended effective November 1, 1999 and which has a term through and including March 31, 2001), the Amended and Restated Employment Agreement effective April 1, 2001, the Amendment to Amended and Restated Employment Agreement effective May 21, 2003, and/or the Amended and Restated Executive Deferred Compensation and Buyout Plan effective April 1, 2001, which is incorporated herein by reference as set forth in Article 31) as of the effective Termination Date, including but not limited to any and all vested stock options under Article 5, any and all vested supplemental Company Plan benefits as enumerated in Article 6.1, any and all vested stock options/Rabbi Trust proceeds/other amounts and consideration as enumerated in said Amended and Restated Executive Deferred Compensation and Buyout Plan effective April 1, 2001. The provisions and rights of the Executive enumerated in this Article 11.2(b) are also in addition to all other rights to which the Executive is entitled under Article 3.4 of this Agreement.

(c) If, during the Term (or, if applicable, as provided in Article 11.2(d) during the Imminent Change Period), the Company terminates Executive’s employment on or after a Change of Control other than for Cause or Total Disability, or if Executive terminates employment on or after a Change of Control for Good Reason, the Company’s sole obligations to Executive under Articles 2, 4 and 11 (other than Article 11.1) shall be as follows:

(i) The Company shall pay Executive, in addition to all vested rights arising from Executive’s employment as specified in Article 9, a lump-sum cash amount equal to the sum of the following:

(A) the amount of Executive’s Base Salary that is accrued but not yet paid as of the Termination Date (the “Accrued Base Salary”);

(B) the amount of any Annual Bonus earned by Executive under Article 4.2 of the Agreement but not yet paid with respect to the Company’s latest fiscal year ended prior to the Termination Date (the “Accrued Annual Bonus”);

(C) any accrued but unpaid vacation pay, and any other amounts and benefits which are then due to be paid or provided to Executive by the Company, but have not yet been paid or provided (as applicable) (the sum of (A), (B) and (C) shall be collectively referred to in this Agreement as the “Accrued Obligations”);

(D) Executive’s Pro-rata Annual Bonus (as defined below) reduced (but not below zero) by the amount of any annual bonus paid to Executive with respect to the Company’s fiscal year in which the Termination Date occurs;

(E) all amounts previously deferred by, or accrued to the benefit of, Executive under any defined contribution Non-Qualified Plans (as defined in Article 32.1), whether vested or unvested, together with any accrued earnings thereon, to the extent that such amounts and earnings have not been previously paid by the Company (whether pursuant to Article 32 or otherwise);

(F) an amount equal to three years (the “Severance Period”) times the sum of (1) Base Salary, (2) the Target Bonus for the year in which the effective date of said termination occurs, which Target Bonus cannot (pursuant to Article 4.2) be less than 100% of the Executive’s then Base Salary, and (3) Employer Defined Contribution Plan Contribution (as defined below), each determined as of the Termination Date; provided, however, that any reduction in Executive’s Base Salary or Target Bonus that would qualify as Good Reason shall be disregarded for purposes of this clause; and

(G) to the extent not paid pursuant to any other clause of this Article 11.2(c)(i), an amount equal to the sum of the value of the unvested portion of Executive’s accounts or accrued benefits under any Non-Qualified Plans or any plan which meets the qualification requirements of Section 401(a) or 403(a) of the Internal Revenue Code (a “Qualified Plan”) (other than a defined benefit plan) maintained by the Company as of the Termination Date and forfeited by Executive by reason of the termination of employment.

Such lump-sum amount shall be paid no more than thirty (30) days after the Termination Date; provided, however, with respect to amounts payable under Article 11.2(c)(i)(E) and (G) above, such amounts shall only be paid in a lump sum within thirty (30) days after the Termination Date if and to the extent such amounts are (i) amounts deferred in taxable years beginning before January 1, 2005 within the meaning of Code Section 409A and (ii) not “materially modified” (as defined under Code Section 409A) on or after October 3, 2004 (the “409A Grandfathered Amounts”); and, further, provided, with respect to amounts payable under Article 11.2(c)(i)(E) and (G) that are not 409A Grandfathered Amounts, such amounts shall only be paid within such thirty day period if the Change of Control constituted a change of ownership or control event as described under Section 409A(a)(2)(A)(v) of the Code and applicable Treasury guidance thereunder (a “Change in Control Event”), otherwise such amounts shall be paid six (6) months following Executive’s separation from service (as defined under Code Section 409A(a)(2)(A)(i)) (“Separation from Service”).

(ii) The Company shall pay, in lieu of all previously-accrued benefits under all Non-Qualified Plans that are defined benefit plans, a lump-sum cash amount equal to the positive difference, if any, between:

(A) the sum of the Lump-Sum Values (as defined below) of each Maximum Annuity (as defined below) that would be payable to Executive under any defined benefit Plan (whether or not qualified under Section 401(a)) if Executive had:

(1) become fully vested in all such previously-unvested benefits;

(2) accrued a number of years of service (for purposes of determining the amount of such benefits, entitlement to early retirement benefits, and all other purposes of such defined benefit plans) that is equal to the sum of the number of years of service actually accrued by Executive as of the Termination Date plus the number of years during the Severance Period; provided, however, that in the case of the Company’s defined benefit retirement plan and its SERP as specified in Article 3.4, each year (or portion thereof) of the Executive’s employment with the Company from January 1, 1998 through the Termination Date plus each year (or portion thereof) during the Severance Period shall count and serve as two (2) years of employment for the SERP program implemented by the Company in 2000, which program was retroactive to January 1, 1998; and

(3) received the lump-sum severance benefits specified in Article 11.2(c)(i)(D) and (F) as covered compensation in equal monthly installments during the Severance Period;

minus

(B) the sum of (1) the Lump-Sum Values of the Maximum Annuity benefits actually payable to Executive in the future under each defined benefit Plan that is qualified under Section 401(a) of the Code and (2) the aggregate amounts previously paid to Executive pursuant to Article 32.1.

Such lump-sum amount shall be paid no more than 30 days after a Termination Date; provided, however, with respect to amounts payable under Article 11.2(c)(ii) above, such amounts shall only be paid in a lump sum within thirty days after the Termination Date if and to the extent such amounts are 409A Grandfathered Amounts (as defined in Article 11.2(c)(i)); and, further, provided, with respect to amounts payable under Article 11.2(c)(ii) that are not 409A Grandfathered Amounts, such amounts shall only be paid within such thirty day period if the Change of Control constituted a Change in Control Event (as defined in Article 11.2(c)(i)), otherwise such amounts shall be paid six (6) months following Executive’s Separation from Service (as defined in Article 11.2(c)(i)).

(iii) The Company shall pay all reasonable fees and costs charged by the outplacement firm selected by Executive to provide outplacement services to Executive or, at the election of Executive, shall pay to Executive within thirty (30) business days of its receipt of notice of Executive’s election an amount equal to the reasonable fees and expenses such outplacement firm would charge.

(iv) Until a number of years subsequent to the Termination Date equal to the length of the Severance Period or such later date as any plan may specify, the Company shall continue to provide to Executive and Executive’s family welfare benefits (including medical, prescription, dental, disability, salary continuance, individual life, group life, accidental death and travel accident insurance plans and programs but excluding those benefits which are provided after the Executive’s Termination Date pursuant to Article 6 of the Agreement) which are at least as favorable as the most favorable Plans of the Company applicable to other peer executives and their families as of the Termination Date, but which are in no event less favorable than the most favorable Plans of the Company applicable to other peer executives and their families during the 12-month period immediately before the date of the Change of Control. The cost of such welfare benefits to Executive shall not exceed the cost of such benefits to Executive immediately before the Termination Date or, if less, the date of the Change of Control. Executive’s rights under this paragraph shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights Executive may have pursuant to applicable law, including continuation coverage required by Section 4980 of the Code. Notwithstanding any of the above, the welfare benefits provided under this paragraph shall be secondary to any similar welfare benefits provided by Executive’s subsequent employer.

(d) If during the Imminent Change Period:

(i) the Company terminates Executive’s employment other than for Cause or Total Disability, or if Executive terminates employment for Good Reason, and

(ii) a Change of Control occurs within six (6) months of Executive’s Termination Date,

Executive shall receive the benefits provided in Article 11.2(c), (rather than in Article 11.2(a)), as if such termination of employment occurred as of the date of the Change of Control reduced by any similar benefits actually paid to Executive on or after the termination of employment pursuant to Article 11.2(a).

(e) If, on or after a Change of Control, Executive’s employment is terminated by reason of Executive’s death during the Term, the Company’s sole obligations to Executive under Articles 2, 4 and 11 (other than Article 11.1) shall be as follows:

(i) to pay Executive’s estate or Beneficiary, in addition to all vested rights arising from Executive’s employment as specified in Article 9, a lump-sum cash amount equal to all Accrued Obligations; and

(ii) to provide Executive’s estate or Beneficiary survivor and other benefits that are not less than the most favorable survivor and other benefits then available under the Company Plans to the estates or the surviving families of peer executives of the Company or, if more favorable, those benefits provided by the Company at any time during the 12-month period immediately preceding the date of the Change of Control.

(f) For purposes of this Agreement, the terms specified below shall have the following meanings:

(i) “Employer Defined Contribution Plan Contribution” means the product of (A) the maximum amount stated as a percentage of Executive’s Base Salary paid within the three-year period immediately preceding the date of the Change of Control by the Company for any 12-month period to or for the benefit of Executive as an employer contribution under the Company’s Non-Qualified Plans and Qualified Plans which are defined contribution plans on behalf of Executive, multiplied by (B) Executive’s Base Salary as of the Termination Date or, if greater, during the 12-month period immediately preceding the date of the Change of Control.

(ii) “Historical Bonus” means a percentage of the Executive’s current Base Salary multiplied by the highest percentage of Base Salary from time to time in effect represented by the Executive’s highest Annual Bonus on a percentage basis over the three-year period immediately preceding the date of the Change of Control.

(iii) “Lump Sum Value” of an annuity payable pursuant to a defined benefit plan means, as of a specified date, the present value of such annuity, as determined, as of such date, under generally accepted actuarial principles using (A) the applicable interest rate, mortality tables and other methods and assumptions that the Pension Benefit Guaranty Corporation (“PBGC”) would use in determining the value of an immediate annuity of a terminated plan on the Termination Date or (B) if such interest rate and mortality assumptions are no longer published by the PBGC, interest rate and mortality assumptions determined in a manner as similar as practicable to the manner by which the PBGC’s interest rate and mortality assumptions were determined immediately prior to the PBGC’s cessation of publication of such assumptions.

(iv) “Maximum Annuity” means, in respect of a defined benefit plan (whether or not qualified under Section 401 (a) of the Code), an annuity computed in whatever manner permitted under such plan (including frequency of annuity payments, attained age upon commencement of annuity payments, and nature of surviving spouse benefits, if any) that yields the greatest Lump Sum Value.

(v) “Pro-rata Annual Bonus” means, in respect of the Company’s fiscal year during which the date of the Change of Control (in the case of a Pro-rata Annual Bonus payable pursuant to Article 32.2 hereof) or the Termination Date (in the case of a Pro-rata Annual Bonus payable pursuant to Article 11 hereof), as applicable, occurs, an amount equal to the product of the greater of Executive’s Historical Bonus or Executive’s Target Annual Bonus (determined as of the date of the Change of Control or Termination Date, as applicable) multiplied by a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the date of the Change of Control or the Termination Date, as applicable, and the denominator of which equals 365.

(vi) “Target Annual Bonus” as of a certain date means the amount equal to the product of Base Salary determined as of such date multiplied by the percentage of such Base Salary to which Executive would have been entitled immediately prior to such date under Executive’s Agreement and any applicable bonus plan for the annual performance period for which the annual bonus is awarded if the performance goals established pursuant to such bonus plan were achieved at the 100% level as of the end of the annual performance period.

11.3 Post-Termination Office Support. Upon the termination of Executive’s employment by the Executive for Good Reason, by the Company for any reason other than for Cause or upon the expiration of this Agreement, the Company shall provide, at its expense, a fully furnished office with secretarial assistance, telephone, Internet and e-mail access, and all other similar privileges and services comparable to those provided the Executive during the term of employment until the tenth anniversary of such termination of employment. During this period, the Executive shall be reasonably available for consultation and shall furnish assistance in connection with litigation, as set out in Article 13.1 below. For the initial five years of this obligation, the office shall be at a location determined by the Executive, and thereafter at the Company’s discretion may be located at the Company facility nearest the Executive’s principal place of residence.

ARTICLE 12. RELOCATION UPON TERMINATION.

12.1 Relocation for Good Reason or Without Cause Termination. If during the Term the Executive’s employment is terminated by the Executive for Good Reason, or by the Company for any reason other than for Cause, and other than Executive’s employment being terminated upon or following the expiration of the Term of the Agreement, then the Company shall pay, in accordance with the Company’s relocation policy in effect on the Effective Date, all relocation expenses, including any necessary tax gross-up, for any relocation of the Executive (and his spouse) to any city or location in the United States, as may be selected in the Executive’s sole discretion, which relocation is elected and completed within two (2) years of such termination of employment. Provided, however, that the Company’s obligations under this Article 12.1 as to payment of said relocation expenses shall be not less favorable (to the Executive) than those under the relocation program used in conjunction with the relocation of the Executive (and other employees of the Company) to Atlanta, Georgia in 1999.

12.2 Relocation for Termination at End of Term. If (a) the Board declines to renew this Agreement with the Executive at the expiration of the Term hereof and upon terms that are no less favorable to the Executive than those contained in this Agreement, or (b) the Board has not declined to renew this Agreement with the Executive at the expiration of the Term hereof (upon terms that are no less favorable to the Executive than those contained in this Agreement) but the Executive has nonetheless declined to remain with the Company, then the Company shall pay, in accordance with the Company’s relocation policy in effect on the Effective Date, the relocation expenses, including any necessary tax gross-up, for the relocation of the Executive (and his spouse) to any city or location in the United States, as may be selected in the Executive’s sole discretion, which relocation is elected and completed within two (2) years of the expiration of the Term. Provided, however, that the Company’s obligations under this Article 12.2 as to payment of said relocation expenses shall be not less favorable (to the Executive) than those under the relocation program used in conjunction with the relocation of the Executive (and other employees of the Company) to Atlanta, Georgia in 1999.

ARTICLE 13. POST-TERMINATION OBLIGATIONS. All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with the following provisions during the Term and following the termination of the Executive’s employment:

13.1 Assistance in Litigation and Consulting. For a period of five (5) years or such longer period of time the Company complies with its obligation to furnish office space and secretarial assistance to the Executive under Article 11.3, the Executive shall, upon reasonable notice, (i) furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Executive, and (ii) consult with the Company with respect to such business matters of the Company as the Company requests from time to time. The Company shall promptly reimburse the Executive for any travel-related and all other out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Article 13.1.

13.2 Confidential Information. The Executive shall not disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries or affiliates, or to any businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Executive from disclosing such information to the extent necessary or desirable in connection with obtaining financing for the Company (or furnishing such information under any agreements, documents or instruments under which such financing may have been obtained) or otherwise disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company; or as may be required by law.

13.3 Noncompetition. In the event (1) the Executive, during the three (3) year period following the Termination Date, without the prior written consent of the Company, engages directly or indirectly, as a licensee, owner, manager, consultant, officer, employee, director, investor or otherwise, in any business in material competition with the Company (“Competitive Activity”) and (2) the Executive elects to continue to engage in any such Competitive Activity for thirty (30) days following delivery of notice thereof by the Company to the Executive, then all rights hereunder of the Executive and any person claiming under or through him shall thereupon terminate as of said thirty (30) days following delivery of said notice, and no person shall be entitled thereafter to receive any payments or benefits hereunder (except for the special health care benefit under Article 6.1 and all other benefits under employee benefit plans or programs as provided in Articles 3.4, 5, 6, and 9 which have been earned or otherwise fixed or determined to be payable prior to such termination), and the Executive shall immediately pay to the Company an amount equal to the product of the lump sum severance benefit received by the Executive pursuant to Article 11.2 multiplied by a fraction, the numerator of which equals 1095 reduced by the number of days between the Executive’s termination of employment and the date the Executive engages in the Competitive Activity and the denominator of which equals 1095. The Company and the Executive acknowledge and agree that nothing in this Article 13.3 shall be construed to prevent the Executive from engaging in Competitive Activity if the Executive so elects (thereby resulting in termination of the Executive’s rights and repayment of severance amounts as described above), that the Executive shall not be deemed to have breached this Article or Agreement solely by electing to engage in any such Competitive Activity, and that the Company may not seek to enjoin or otherwise prevent the Executive from engaging in any such Competitive Activity. This Article shall not apply to a passive investment by the Executive constituting ownership of less than five percent (5%) of the equity of any entity engaged in any business described in this Article 13.3.

The foregoing provisions of this Article 13.3 shall not apply on or after a termination of employment which occurs within three years after a Change of Control; provided that during the period beginning on such Termination Date and ending on the first anniversary of the Termination Date, Executive shall not, directly or indirectly:

(a) encourage any employee or agent of the Company to terminate his or her relationship with the Company;

(b) solicit the employment or engagement as a consultant or adviser, of any employee or agent of the Company, or cause or encourage any Person to do any of the foregoing;

(c) establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company; or

(d) interfere with the relationship of the Company with, or endeavor to entice away from the Company, any Person who or which at any time during the period commencing one year prior to the Termination Date was or is a material customer or material supplier of, or maintained a material business relationship with, the Company.

13.4 Failure to Comply. In the event that the Executive shall fail to comply with any other provision of Article 13.1 or 13.2, and such failure shall continue for thirty (30) days following delivery of notice thereof by the Company to the Executive, all rights hereunder of the Executive and any person claiming under or through him shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder (except for benefits under employee benefit plans or programs as provided in Articles 3.4, 5, 6 and 9 which have been earned or otherwise fixed or determined to be payable prior to such termination).

ARTICLE 14. CERTAIN ADDITIONAL PAYMENTS BY COMPANY.

14.1 Gross-up for Certain Taxes.

(a) If it is determined (by the reasonable computation of the Company’s independent auditors, which determinations shall be certified to by such auditors and set forth in a written certificate (“Company Certificate”) delivered to the Executive) that any benefit received or deemed received by the Executive from the Company pursuant to this Agreement or otherwise (collectively, the “Potential Parachute Payments”) is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, “Excise Taxes”), then the Company shall, immediately after such determination, pay the Executive an amount (the “Gross-up Payment”) equal to the product of

(i) the amount of such excise Taxes

multiplied by

(ii) the Gross-up Multiple (as defined in Article 14.4).

The Gross-up Payment is intended to compensate the Executive for the Excise Taxes and any federal, state, local or other income or excise taxes or other taxes payable by the Executive with respect to the Gross-up Payment. For all purposes of this Article 14, Executive shall be deemed to be subject to the highest effective marginal rate of Taxes.

(b) The Executive or the Company may at any time request the preparation and delivery to the Executive of a Company Certificate. The Company shall, in addition to complying with Article 14.2, cause all determinations and certifications under the Article to be made as soon as reasonably possible and in adequate time to permit the Executive to prepare and file the Executive’s individual tax returns on a timely basis.

14.2 Determination by the Executive.

(a) If the Company shall fail to deliver a Company Certificate to the Executive (and to pay to the Executive the amount of the Gross-up Payment, if any) within 14 days after receipt from the Executive of a written request for a Company Certificate, or if at any time following receipt of a Company Certificate the Executive disputes the amount of the Gross-up Payment set forth therein, the Executive may elect to demand the payment of the amount which the Executive, in accordance with an opinion of counsel to the Executive (“Executive Counsel Opinion”) (as defined in Article 14.5, below), determines to be the Gross-up Payment. Any such demand by the Executive shall be made by delivery to the Company of a written notice which specifies the Gross-up Payment determined by the Executive and an Executive Counsel Opinion regarding such Gross-up Payment (such written notice and opinion collectively, the “Executive’s Gross-Up Determination”). Within 14 days after delivery of the Executive’s Determination to the Company, the Company shall either (1) pay the Executive the Gross-up Payment set forth in the Executive’s Gross-up Determination (less the portion of such amount, if any, previously paid to the Executive by the Company) or (2) deliver to the Executive a Company Certificate specifying the Gross-up Payment determined by the Company’s independent auditors, together with an opinion of the Company’s counsel (“Company Counsel Opinion” (as defined in Article 14.5, below)), and pay the Executive the Gross-up Payment specified in such Company Certificate. If for any reason the Company fails to comply with clause (2) of the preceding sentence, the Gross-up Payment specified in the Executive’s Gross-up Determination shall be final, binding and controlling for all purposes.

(b) If the Executive does not make a request for, and the Company does not deliver to the Executive, a Company Certificate, the Company shall be deemed to have determined that no Gross-up Payment is due; provided that the absence of such request by Executive or the Company Certificate by the Company shall not preclude Executive from making such request at any future date.

14.3 Additional Gross-up Amounts. If, despite the initial conclusion of the Company and/or the Executive that certain payments are either not subject to Excise Taxes or not to be counted in determining whether other payments are subject to Excise Taxes (any such item, a “Non-Parachute Item”), it is later determined (pursuant to the subsequently-enacted provisions of the Code, final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or the Company’s independent auditors) that any of the Non-Parachute Items are subject to Excise Taxes, or are to be counted in determining whether any Payments are subject to Excise Taxes, with the result that the amount of Excise Taxes payable by the Executive is greater or the amount of the Excise Taxes due is greater for any other reason than the amount determined by the Company or the Executive pursuant to Article 14.1 or 14.2, as applicable, then the Company shall pay the Executive an amount (which shall also be deemed a Gross-up Payment) equal to the product of

(a) the sum of (1) such additional Excise Taxes and (2) any interest, fines, penalties, expenses or other costs incurred by the Executive as a result of having taken a position in accordance with a determination made pursuant to Article 14.1 multiplied by

(b) the Gross-up Multiple.

14.4 Gross-up Multiple. The Gross-up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the effective marginal rates of all federal, state, local and other income and other taxes and any Excise Taxes applicable to the Gross-up Payment; provided that, if such sum exceeds 0.8, it shall be deemed equal to 0.8 for purposes of this computation. (If different effective marginal rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.)

14.5 Opinion of Counsel. “Executive Counsel Opinion” means a legal opinion of nationally recognized executive compensation counsel that there is a reasonable basis to support a conclusion that the Gross-up Payment determined by the Executive has been calculated in accord with this Article and applicable law. “Company Counsel Opinion” means a legal opinion of nationally recognized executive compensation counsel that (a) there is a reasonable basis to support a conclusion that the Gross-up Payment set forth in the Company Certificate of Company’s independent auditors has been calculated in accord with this Article and applicable law, and (b) there is no reasonable basis for the calculation of the Gross-up Payment determined by the Executive.

14.6 Amount Increased or Contested. The Executive shall notify the Company in writing of any claim by the IRS or other taxing authority that, if successful, would require the payment by the Company of a Gross-up Payment. Such notice shall include the nature of such claim and the date on which such claim is due to be paid. The Executive shall give such notice as soon as practicable, but no later than 10 business days, after the Executive first obtains actual knowledge of such claim; provided, however, that any failure to give or delay in giving such notice shall affect the Company’s obligations under this Article only if and to the extent that such failure results in actual prejudice to the Company. The Executive shall not pay such claim less than thirty (30) days after the Executive gives such notice to the Company (or, if sooner, the date on which payment of such claim is due). If the Company notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive shall:

(a) give the Company any information that it reasonably requests relating to such claim,

(b) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(c) cooperate with the Company in good faith to contest such claim, and

(d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing, the Company shall control all proceedings in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify the Executive, on an after-tax basis, for any Excise Tax or Taxes, including related interest or penalties, imposed with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of Taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable. The Executive shall in Executive’s discretion be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

14.7 Refunds. If, after the receipt by the Executive of an amount paid or advanced by the Company pursuant to Article 14.1, 14.3 and/or 14.6, the Executive becomes entitled to receive any refund with respect to such claim or amount, the Executive shall (subject to the Company’s complying with the requirements of Article 14.6) promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount paid or advanced by the Company pursuant to Article 14.1, 14.3 and/or 14.6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such determination before the earlier of (a) the expiration of thirty (30) days after such determination or (b) the date such determination becomes final and non-appealable, then such advance shall be forgiven and shall not be required to be repaid. Any contest of a denial of refund shall be controlled by Article 14.6.

ARTICLE 15. PROFESSIONAL FEES AND INTEREST.

15.1 Professional Fees. The Company shall be responsible for paying all professional fees (including but not limited to attorneys’ fees, and related costs) incurred during the Term (or prior to the Term in connection with the negotiation of this Amended and Restated Employment Agreement) by the Executive in connection with his employment with the Company in an amount not to exceed $200,000, without approval of the Company; provided, however, that (a) any such fees charged on behalf of the Executive in conjunction with or related to any negotiation of this Agreement or any subsequent or related agreement(s) (or any amendment(s) thereto) shall be paid by the Company and shall count against said $200,000 amount and (b) any such professional fees of the Executive which the Company would otherwise pay pursuant to its policies and practices as to senior executives shall remain the responsibility of the Company but shall not count against said $200,000 amount.

15.2 Additional Professional Fees-Prior to Change. In the event that prior to a Change of Control the Executive incurs any professional fees (including but not limited to attorneys fees and related costs) in protecting or enforcing his rights under this Agreement or under any employee benefit plans or programs sponsored by the Company in which the Executive is a participant, the Company shall reimburse the Executive for such reasonable professional fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses.

15.3 Additional Professional Fees On Or After Change. If Executive incurs legal fees or other expenses (including expert witness and accounting fees) on or after the date of a Change of Control or the Imminent Change Date, in an effort to interpret this Agreement or to secure, preserve, establish entitlement to, or obtain benefits under this Agreement (including the fees and other expenses of Executive’s legal counsel in connection with the delivery of an Executive Counsel Opinion), the Company shall, regardless of the outcome of such effort, reimburse Executive on a current basis (in accordance with this Article 15.3 for such fees and expenses, and shall also pay Executive an additional payment such that, after payment of all Taxes and Excise Taxes on such amount, there remains a balance sufficient to pay all such fees and other expenses.

(a) Reimbursement of legal fees and expenses and gross-up payments shall be made monthly within ten (10) days after Executive’s written submission of a request for reimbursement together with evidence that such fees and expenses were incurred.

(b) If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by the Company hereunder, and the Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that Executive had no reasonable basis for his claim hereunder, or for his response to the Company’s claim hereunder, or acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim.

(c) If there is a dispute between the Executive and the Company as to Executive’s rights to reimbursement of legal or other fees and expenses under this Agreement or the amount of such reimbursement, any amount of reimbursement requested by Executive and accompanied by a legal opinion of a nationally recognized executive compensation counsel that such amount should be paid under the Agreement shall be final, binding and controlling on the Company unless and to the extent the Company establishes otherwise by clear and convincing evidence.

15.4 Interest. If the Company does not pay any amount due to Executive under this Agreement within five (5) business days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 200 basis points above the prime lending rate as published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

ARTICLE 16. BENEFICIARY. The Executive shall name one or more primary beneficiaries and one or more contingent beneficiaries, who shall be entitled to receive any amounts payable following the death of the Executive under Article 11.2, which beneficiary or beneficiaries shall be subject to change from time to time by notice in writing to the General Counsel of the Company. A beneficiary may be a trust, an individual or the Executive’s estate. If the Executive fails to designate a beneficiary, primary or contingent, then and in such event, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive’s estate. If a named beneficiary entitled to receive any death benefit is not living or in existence at the death of the Executive or dies prior to asserting a written claim for any such death benefit, then and in any such event, such death benefit shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive’s estate. If a named beneficiary is receiving or is entitled to receive payments of any such death benefit and dies before receiving all of the payments due him, any remaining benefits shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, the balance shall be paid to the estate of the beneficiary who was last receiving the payments.

ARTICLE 17. INDEMNIFICATION. The Company shall indemnify the Executive during his employment and thereafter to the maximum extent permitted by applicable law for any and all liability of the Executive arising out of, or in connection with, his employment by the Company or membership on the Board; provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under an indemnification insurance policy or the bylaws or charter of the Company or by agreement.

ARTICLE 18. SOURCE OF PAYMENTS; NO TRUST. The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Executive. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, except as specifically provided for in this Agreement, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

ARTICLE 19. COMPLIANCE WITH IRC § 162(m) $1 MILLION LIMITATION. Any of the provisions of this Agreement to the contrary notwithstanding, including specifically provisions of Article 4.1 (Base Salary), Article 4.2 (Bonus), and Article 5 (Equity), if any amounts of compensation or benefits hereunder, or otherwise paid by the Company to the Executive, would be rendered non-deductible to the Company by reason of the provisions of Code Section 162(m), the amount thereof shall be payable on the first to occur of a (i) change of control of the Company as defined in Code Section 409A or (ii) six months following the Executive’s separation from service as defined in Code Section 409A. In determining which amounts of benefits and compensation should be deferred first, shares of restricted stock and any other such in-kind amounts related to Company stock which are subject to limitation under Code Section 162(m) shall be first deferred and shall, from the date of deferral to date of payment, accrue a rate of return equal to the rate of return such shares would have earned if invested in shares of Company common stock from the date of deferral to date of payment (inclusive of all dividends, depreciation and appreciation in such stock). Amounts so deferred which would have been payable in cash or property other than Company stock shall earn interest, from the date of deferral through the date of payment, at a rate equal to the prime lending published in The Wall Street Journal in effect from time to time during the period of the deferral.

ARTICLE 20. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court,

this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

ARTICLE 21. ASSIGNMENT PROHIBITED. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this Article 21 shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death or (ii) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled thereto.

ARTICLE 22. NO ATTACHMENT. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

ARTICLE 23. HEADINGS. The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

ARTICLE 24. GOVERNING LAW. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of Georgia and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Georgia shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

ARTICLE 25. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

ARTICLE 26. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

ARTICLE 27. NOTICES. All notices, requests and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

(a)	If to the Executive:

John F. Ward 5960 River Chase Circle Atlanta, Georgia 30328

(b)	If to the Company:

Russell Corporation 3330 Cumberland Boulevard Suite 800 Atlanta, Georgia 30339 Attn: General Counsel

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Article 27.

ARTICLE 28. MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Article 28 may not be waived except as herein set forth.

ARTICLE 29. TAXES. To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

ARTICLE 30. RECITALS. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

ARTICLE 31. EFFECT OF PRIOR AGREEMENTS. This Agreement supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between the Company and the Executive, other than the Amended and Restated Executive Deferred Compensation and Buyout Plan effective April 1, 2001 between the Company and the Executive, which is attached hereto and which shall continue in effect in accordance with its terms, and which is hereby incorporated into this Agreement by reference. Each of the parties hereto has relied on his or its own judgment and has consulted with counsel in entering into this Agreement. This Agreement (including the Amended and Restated Executive Deferred Compensation and Buyout Plan effective April 1, 2001) also supercedes and replaces any and all prior understandings or arrangements (whether written or oral) regarding the Change-of-Control Employment Agreement.

ARTICLE 32. ADDITIONAL OBLIGATIONS UPON A CHANGE OF CONTROL.

32.1 Unfunded Deferred Compensation. Upon a Change of Control, Executive shall become fully vested in all benefits previously accrued under any deferred compensation Plan (including any supplemental executive retirement Plan that is a Non-Qualified Plan (“SERP”)) that is not qualified under Section 401(a) of the Code (a “Non-Qualified Plan”). Within thirty (30) business days after the date of the Change of Control, the Company shall pay to Executive any amounts described in (a) and (b) below that are (i) amounts deferred in taxable years beginning before January 1, 2005 within the meaning of Code Section 409A and (ii) not “materially modified” (as defined under Code Section 409A) on or after October 3, 2004 (the “409A Grandfathered Amounts”) in a lump-sum cash payment:

(a) the sum of the Lump-Sum Values of all Maximum Annuities that are payable pursuant to all defined benefit Non-Qualified Plans, plus

(b) the sum of Executive’s account balances under all defined contribution Non-Qualified Plans.

With respect to all amounts described in (a) and (b) above in this Article 32.1, any such amounts that are not 409A Grandfathered Amounts shall, within thirty (30) business days after the date of a Change of Control, if such Change of Control is a change of ownership or control event as described under Section 409A(a)(2)(A)(v) of the Code and applicable Treasury guidance thereunder (a “Change in Control Event”), be paid in a lump sum cash payment.

32.2 Pro-Rata Annual Bonus. Within thirty (30) days after the date of the Change of Control, the Company shall pay Executive a lump-sum cash payment equal to the Pro-Rata Annual Bonus determined as of the date of the Change of Control.

32.3 Equity Incentives. Upon a Change of Control, Executive (i) shall become fully vested in and may thereafter exercise in whole or in part all outstanding stock options, stock appreciation rights, or similar awards and (ii) shall become fully vested in and receive an immediate transfer of all shares of restricted stock, deferred stock and similar awards; provided, however, that any such equity incentives that constitute deferred compensation within the meaning of Code Section 409A shall not be immediately transferred upon a Change of Control unless either (x) such equity amounts are 409A Grandfathered Amounts or (y) the Change of Control constitutes a Change in Control Event.

32.4 Performance Shares. If a Change of Control occurs during any performance period relating to a grant of performance shares, the Company shall upon the Change of Control pay to the Executive with respect to each performance share with respect to which the performance period has not ended as of the date of the Change of Control the award that would be payable to the Executive upon achieving maximum performance goals.

ARTICLE 33. MISCELLANEOUS PROVISIONS.

33.1 No Set-Off or Mitigation. Executive’s right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and not subject to set-off, counterclaim or legal or equitable defense. Time is of the essence in the performance by the Company of its obligations under this Agreement. Any claim which the Company may have against Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by Executive to enforce any rights against the Company under this Agreement. Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment or self-employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive’s employment by another employer or self-employment.

33.2 No Deference. Unless otherwise expressly provided in this Agreement, no determination pursuant to, or interpretation of, this Agreement made by the board of directors (or any committee thereof) of the Company or any Successor Corporation following a Change of Control or Imminent Change Date shall be entitled to any presumptive validity or other deference in connection with any judicial or administrative proceeding relating to or arising under this Agreement. Prior to a Change of Control or Imminent Change Date, no inference as to deference should be drawn from this provision.

33.3 Waiver of Certain Other Rights. To the extent that payments are made to Executive pursuant to Article 11.2(c)(i), Executive hereby waives the right to receive severance payments or severance benefits under any other severance Plan, agreement or Policy of the Company. To the extent that payments are made to Executive as required by Article 11.2(c)(ii), Executive hereby waives the right to receive payments or benefits under any Non-Qualified Plan of the Company that have been accrued as of the Termination Date.

33.4 Other Rights. Except as expressly provided in Article 33.3, this Agreement shall not prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other Plans provided by the Company and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any Plan and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Agreement.

33.5 Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or any Parent Corporation of any successor (whether direct or indirect) by purchase, merger, consolidation or otherwise to all or substantially all of the business assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any successor to the business or assets of the Company which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

33.6 No Waiver. Executive’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

33.7 Additional Definitions. For purposes of this Agreement, the terms specified below shall have the following meanings:

(a) “Plan” means plans, programs or Policies of the Company.

(b) “Policies” means policies, practices or procedures of the Company.

(c) “Taxes” means federal, state, local or other income or other taxes.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

EXECUTIVE

/s/ JOHN F. WARD
John F. Ward

WITNESS:

/s/ JOYCE A. KNOX

RUSSELL CORPORATION

By:	/s/ E. W. FLOWERS
Signature of Appropriate Representative

Ed Flowers
Printed Name of Appropriate Representative
	Its	Senior V.P., Human Resources [Title]

Attest:

/s/ FLOYD G. HOFFMAN
Secretary/Asst. Secretary

EXHIBIT A

to

Amended and Restated Employment Agreement

By and between Russell Corporation and John F. Ward, effective October 18, 2005

I.	Long-Term Incentive Plan Awards

Performance Shares:

2003 Grant                    65,000 shares at Target

2004 Grant                    80,000 shares at Target

II.	Restricted Stock Holdings

Time-Lapse Restricted Stock:            88,000 shares

III.	Stock Options

Grant Date	Expiration Date	Exercise Price	Number of Options Held
3/31/98	3/31/08	27.1563	407,066
2/24/99	2/24/09	19.3438	125,000
2/24/99	2/24/09	27.1563	125,000
1/18/00	1/18/10	15.1250	425,000
5/2/03	1/18/10	19.4100	64,146
	Total Options		1,146,212	(all exercisable)

AMENDED AND RESTATED

EXECUTIVE DEFERRED COMPENSATION

AND BUYOUT PLAN

THIS AMENDED AND RESTATED EXECUTIVE DEFERRED COMPENSATION AND BUYOUT PLAN (this “Agreement”), made and to become effective this 1st day of April, 2001 (the “Effective Date”) by and between RUSSELL CORPORATION (the “Company”), an Alabama corporation, with its principal office at Atlanta, Georgia, and JOHN F. WARD (the “Executive”).

R E C I T A L S:

WHEREAS, the Company and the Executive have executed an Amended and Restated Employment Agreement dated as of the date of this Agreement, incorporated herein and attached hereto as Appendix A (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, the Executive shall be employed by the Company for a term of five (5) years;

WHEREAS, when the Executive originally accepted employment with the Company, the Executive lost certain benefits and opportunities under his agreements with his previous employer, Sara Lee Corporation (“Sara Lee”), and the Company and the Executive agreed that the Executive should be compensated for such lost benefits and opportunities or that they be replaced with comparable benefits and opportunities;

WHEREAS, the Executive and the Company entered into an Executive Deferred Compensation Plan and Buyout Agreement, incorporated herein and attached hereto as Appendix B (the “Prior Agreement”), for the purpose of providing said compensation for lost benefits and opportunities; and

WHEREAS, the Executive and the Company desire to amend and restate that Prior Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations in this Agreement and said Employment Agreement and the compensation that the Company agrees therein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE 1. RABBI TRUST.

1.1 Continued Maintenance. A Rabbi Trust, entitled “Russell Corporation Non-Qualified Deferred Compensation Trust,” shall continue to be maintained for the benefit of the Executive (the “Trust’). The Trust shall continue to be irrevocable and contain the amounts contributed and deposited thereto by the Company pursuant to the Prior Agreement in addition to any interest or income generated by such amounts. The Trust shall continue to at least earn interest at a variable rate (adjusted annually on the anniversary of the Effective Date) equal to the Merrill Lynch Corporate Bond Rate published in The Wall Street Journal.

1.2 Entitlement to Monetary Amount. Pursuant to this Agreement and the Prior Agreement, the Executive is entitled to receive (and the Company guarantees that it will distribute and pay to the Executive) no less than that monetary amount (the “Monetary Amount”) equal to those amounts contributed and deposited to said Trust by the Company under said Prior Agreement plus interest on such amounts, with such interest accruing from March 31, 1998 through the date of distribution and payment of said Monetary Amount and at a variable rate (adjusted annually on the anniversary of the Effective Dates of said Prior Agreement and this Agreement) equal to the Merrill Lynch Corporate Bond Rate published in The Wall Street Journal.

1.3 Distribution/Payment Date. In the event of a Default Termination (as defined in and pursuant to Article VI of said Prior Agreement) on or before March 31, 2001, the Company shall distribute and pay to the Executive that amount as determined in accordance with Article VI of said Prior Agreement, provided, however, that the Executive shall have the right to elect to receive said distribution and payment over a deferred or extended period of time (as requested and specified by the Executive), whether by annuity or otherwise. Effective April 1, 2001 and upon the earlier of (i) the date of any subsequent termination of the Executive’s employment for any reason under the Employment Agreement and (ii) March 31, 2006, an amount equal in value to the funds in the Trust as of the earlier of said dates shall be distributed and paid by the Company to the Executive in a lump sum, provided, however, that the Executive shall have the right to elect to receive said distribution and payment over a deferred or extended period of time (as requested and specified by the Executive), whether by annuity or otherwise. Such distribution and payment to the Executive is guaranteed by the Company, and the Company shall be required to distribute and pay said amount from the funds of the Trust or from other sources and/or accounts.

1.4 Discrepancy at Distribution Date. Upon distribution and payment of said amount as set forth in Article 1.3 above, if said amount is less than the aforementioned Monetary Amount, the Company shall make and guarantee a supplementary distribution and payment to the Executive in an amount equal to said shortfall/deficiency. Upon distribution and payment of said amount as set forth in Article 1.3 above, if said amount is more than the aforementioned Monetary Amount, said excess amount shall be deemed an additional contribution to the Trust funds and shall be distributed and paid to the Executive in accordance with this Article I.

ARTICLE 2. STOCK OPTIONS AND DEPOSITED AMOUNTS.

2.1 Vested Stock Options. To compensate the Executive for the lost opportunities as to certain Sara Lee stock options (which opportunities were lost as a result of accepting employment with the Company), the Executive received, under said Prior Agreement and as of March 31, 1998, grants of options to purchase: (1) 249,489 shares of the Company’s stock (pursuant to Article 2.1 of said Prior Agreement) and (2) 32,577 shares of the Company’s stock (pursuant to Article 2.2(b) of said Prior Agreement) (total options equal to 282,066). The Executive was immediately and is currently vested in these stock options, provided, however, that in the event of a Default Termination (as defined in and pursuant to Article VI of said Prior Agreement) on or before March 31, 2001, the vesting and/or forfeiture of said stock options shall be

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determined in accordance with Article VI of said Prior Agreement. Effective April 1, 2001, said stock options shall not be subject to any divestiture or forfeiture pursuant to Article VI of said Prior Agreement or otherwise. Said stock options shall be exercisable by the Executive for a period of ten (10) years from March 31, 1998 (i.e. through March 31, 2008) at a price determined by taking the average of the high and low price for the Company’s common stock on the Effective Date of said Prior Agreement as reported in The Wall Street Journal. Attached hereto and incorporated herein by reference as Appendix C is a list reflecting said vested stock options, applicable price(s), and applicable grant exercisability date(s).

2.2 Amounts Deposited and Contributed to Trust. To compensate the Executive for certain opportunities and compensation from Sara Lee (which opportunities and compensation were lost as a result of accepting employment with the Company), the Company was obligated to contribute to the Trust (or to the Executive, as required under said Prior Agreement) those principal amounts specified in Articles 2.2(a), III, 5.1, 5.2, and 5.3 of said Prior Agreement. The distribution and payment of the amount of the funds in the Trust shall be in accordance with the provisions in Article 1.3 above.

2.3 The Company warrants and represents that, as of the Effective Date, it has fully complied with all deposit, contribution, grant, payment, consideration, and other obligations under all applicable articles of said Prior Agreement, including any and all such obligations of the Company as to Article 5.1 of said Prior Agreement (regarding compensation by the Company to the Executive due to his participation in Sara Lee’s defined benefit retirement plans for executives, including qualified plans and a Supplemental Executive Retirement Plan (“SERP”)) and Article 5.3 of said Prior Agreement (regarding payment of compensation by the Company to the Executive for the amount of incremental credit the Executive would have received under his Employee Stock Ownership Plan at Sara Lee if he had not accepted employment with the Company). The Company thus warrants and represents that no such obligation of the Company remain under said Prior Agreement.

The Company also agrees that the Executive has fully complied with all applicable obligations under said Prior Agreement, including any and all excess payment obligations of the Executive as to Article 5.1 of said Prior Agreement (regarding compensation by the Company to the Executive due to his participation in Sara Lee’s defined benefit retirement plans for executives, including qualified plans and a Supplemental Executive Retirement Plan (“SERP”)).

Nothing in this Agreement is intended or shall be construed to eliminate or waive any deposit, contribution, grant, payment, consideration, and other obligation of the Company under all applicable articles of said Prior Agreement. To the extent that any deposit, contribution, grant, payment, consideration, and other obligation of the Company under said Prior Agreement remains and has not been satisfied by the Company, the Company hereby agrees to comply with and satisfy said obligation(s) on or before the Effective Date.

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ARTICLE 3. GENERAL PROVISIONS.

3.1 Governing Law. This Agreement shall be interpreted under the laws of the State of Georgia.

3.2 Nonassignability. Benefits under this Agreement shall not be subject to anticipation or assignment by any person entitled thereto.

3.3 Binding Agreement. This Agreement shall be binding and inure to the benefit of the Executive, his executors, administrators, heirs and next of kin, and the Company, its successors and assigns.

3.4 Merger or Consolidation. The Company shall not consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entity unless such entity shall assume the rights, obligations and liabilities of the Company under this Agreement and said Prior Agreement and upon such assumption, shall become obligated to perform the terms and conditions of this Agreement and said Prior Agreement.

3.5 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver, and any such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

3.6 Amendment; Termination. This Agreement may not be amended or terminated except by an instrument in writing signed by the parties hereto.

3.7 Recitals. The recitals to this Agreement shall become part of this Agreement.

3.8 Capitalized Terms. Any capitalized terms not otherwise defined herein shall have the meanings given to them in the Employment Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by and in behalf of the parties hereto on the day and year first above written.

RUSSELL CORPORATION

By:	/s/ ROBERT D. MARTIN
Signature of Appropriate Representative

Robert D. Martin
Printed Name of Appropriate Representative
	Its:	Senior VP, CFO [Title]

/s/ JOHN F. WARD
JOHN F. WARD

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